BGSF

BG Staffing, Inc. Declares $0.30 Per Share
Quarterly Cash Dividend

PLANO, Texas – (January 30, 2020) – BG Staffing, Inc. (NYSE American: BGSF), a growing national provider of workforce solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.30 per share of common stock.

The dividend is payable on February 18, 2020 to all shareholders of record as of the close of business on February 10, 2020.

This is the 21st consecutive quarterly dividend BGSF has paid to holders of common stock. Based on yesterday’s closing price of the Company’s common stock, the annualized yield is approximately 6.0%.

About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 64th largest U.S. staffing company in the 2019 update and the 45th largest IT staffing firm in 2018. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com
Source: BG Staffing, Inc.